Exhibit 99.1

[TECO Energy Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS THIRD QUARTER RESULTS

TAMPA, October 23, 2003 — TECO Energy, Inc. (NYSE:TE) today reported third quarter net income of $15.0 million compared with $118.9 million in the third quarter of 2002. Earnings per share were $0.08, compared with $0.76 for the same period in 2002. The loss from continuing operations was $19.2 million in the third quarter, compared with net income of $110.6 million for the same period in 2002. On an earnings-per-share basis, the loss from continuing operations was $0.11 for the third quarter, compared with earnings per share of $0.71 in the 2002 period. Discontinued operations in the quarter reflect the results from Hardee Power Partners (the owner of the Hardee Power Station), which was sold Sept. 30, 2003. The number of common shares outstanding was 15 percent higher for the quarter than for the same period in 2002.

Results for the quarter included:

•	$6.8 million in after-tax costs resulting from the corporate restructuring announced September 2;

•	A $25.9-million after-tax charge associated with the recognition of a reserve for an arbitration award against a TECO Power Services subsidiary, TMDP, related to its indirect ownership interest of the Commonwealth Chesapeake Power Station;

•	The deferral of recognition of $18 million of tax credits related to the production of synthetic fuel at TECO Coal;

•	A $3.2-million after-tax charge for the cumulative effect of an accounting change to reflect the implementation of FAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity; and

•	A $34.5-million after-tax gain on the sale of the Hardee Power Station.

TECO Energy Chairman and CEO Robert Fagan said, “Our overall results and our operating results for the quarter were much lower than expected. Our disappointing operating results were driven primarily by the negative results from our wholesale merchant plants, which have been coming online throughout 2003. Total results were driven by the costs associated with: our actions to limit our merchant exposure at TPS, synfuel issues, and reorganization of our company to best accomplish our goal of focusing on our core Florida operations.

“We are aggressively looking at ways to improve our financial performance and are focused on improving the results from the merchant assets while considering all of our alternatives to insulate TECO Energy from the impact from these plants, such that the company would put minimal, if any, cash in our merchant portfolio going forward.

“We believe we’ve made significant progress thus far this year addressing the corporate-wide issues, including progress on the synfuel issue, asset sales, overall liquidity improvement, positioning ourselves to limit our merchant exposure, and focusing on the utility operations. Now we must quickly make significant strides on our continuing strategy to rationalize the merchant portfolio.

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Third quarter events

•	Completed the major construction activities at both the Union and Gila River power stations with the final phases of Gila River ahead of schedule;

•	Completed the sale of Hardee Power Partners, raising $100 million of net proceeds;

•	Completed a common equity sale, raising $129 million;

•	Completed the acquisition of Panda’s interest in the Odessa and Guadalupe power stations (Texas Independent Energy or TIE) and started marketing our interest in these plants; and

•	Announced a corporate restructuring in September, to better align the organization with the strategic focus, and completed these activities in October.

Year-to-date results

The year-to-date loss was $84.2 million, compared with net income of $280.0 million for the same period in 2002. The loss on an earnings-per-share basis was $0.47, compared with earnings-per-share of $1.91 for the same period in 2002. The year-to-date loss from continuing operations was $146.6 million, compared with net income of $256.9 million for the same period in 2002. The loss from continuing operations on an earnings-per-share basis was $0.83, compared with earnings-per-share of $1.75 for the same period in 2002. Year-to-date discontinued operations reflect the results from Hardee Power Partners (the owner of the Hardee Power Station). Shares outstanding for the first nine months were 21 percent higher than for the same period in 2002.

In addition to the third quarter factors, discussed above, these results also include:

•	$94.7 million of after-tax accounting charges related to the Panda partnership termination and resulting consolidation of Panda Energy’s interest in the Union and Gila River power stations in the second quarter;

•	$61.2 million of after-tax goodwill impairments required under FAS 142, Goodwill and Other Intangible Assets, for the Frontera and Commonwealth Chesapeake power stations in the second quarter;

•	A $64.2-million after-tax write-off in the first quarter related to turbine purchase cancellations;

•	A $1.1-million after-tax charge in the first quarter for the cumulative effect of an accounting change to reflect the adoption of FAS 143, Accounting for Asset Retirement Obligations;

•	A $28.5-million deferral of Section 29 tax credits primarily due to the uncertainty created by the IRS’s suspension of issuance of private letter rulings (PLRs) ; and

•	A $23.1-million after-tax gain from discontinued operations, primarily from the completion of the sale of TECO Coalbed Methane in the first quarter.

Non-GAAP Earnings

Third quarter non-GAAP after-tax income from continuing operations, excluding the effects of the corporate reorganization charges and the TMDP arbitration award reserve, was $13.5 million and $0.07 per share, compared with $110.6 million and $0.71 per share in 2002.

Year-to-date non-GAAP net income from continuing operations was $106.2 million and $0.59 per share, compared with net income of $258.9 million and $1.66 per share in 2002, excluding third quarter charges described above, the effects of charges related to the consolidation of Union and Gila River power stations, write-offs related to FAS 142, and the first quarter adjustments.

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The table below reconciles quarterly and year-to-date net income after elimination of the adjustments referred to above. Management believes that this non-GAAP presentation provides useful supplemental information by providing a measure that is more closely related to the company’s ongoing operations.

Net Income Reconciliation: ($ million)	Three months ended Sept. 30		Nine months ended Sept. 30
	2003(1)	2002	2003(1)	2002
GAAP net income (loss)	$15.0	$118.9	$(84.2)	$280.0

Add change in accounting (FAS 150)	3.2	—	3.2	—
Add change in accounting (FAS 143)	—	—	1.1	—
Exclude discontinued operations	37.4	8.3	66.7	23.1

GAAP net income (loss) from continuing operations	$(19.2)	$110.6	$(146.6)	$256.9
Add corporate restructuring costs	6.8		6.8	2.0
Add CCC arbitration charge	25.9		25.9
Add TPGC JVwrite-offs	—	—	94.7	—
Add FAS 142 adjustments	—	—	61.2
Add turbine purchase cancellations	—	—	64.2	—

Non-GAAP net income from continuing operations (2) (3)	$13.5	$110.6	$106.2	$258.9

(1)	Includes the deferral of $18.0 million of tax credits in the third quarter, and a deferral of $28.5 million for the year-to-date period.
(2)	Excludes adoption of FAS 143, FAS 142 adjustments, corporate restructuring costs, arbitration settlement costs, TPGC joint venture termination costs, discontinued operations, and turbine purchase cancellations.
(3)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-operating Items Affecting Net Income

Results for the quarter and year-to-date periods include the non-operating items and charges detailed above. The interim tax credit deferrals are primarily due to Section 29 tax credits from the production of synfuel at TECO Coal that were deferred pending resolution of the uncertainty over the company’s level of taxable income to be able to utilize the credits, given the rules that require a taxpayer have sufficient taxable income to use the projected credits, as a result of TECO Energy’s sale of a 49 percent interest in the company’s synthetic fuel production capabilities and the delay in selling the second 40 percent interest. The amount of tax credits generated for the company’s use was significantly more in the third quarter than in the second quarter. The recognition ofthese deferred tax credits is dependent upon the issuance of a PLR reflecting the new ownership structure, which has been delayed due to the IRS’ suspension of the issuance of PLRs while it resolves taxpayer positions related to chemical change. The deferral of these tax credits is included in the “Parent/other” line for segment reporting purposes.

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Interest expense increased due to no longer capitalizing interest on the non-recourse debt for the Union and Gila River power stations, and no longer capitalizing interest on the Dell and McAdams power stations where construction was suspended at the end of 2002, and higher overall levels of debt in support of TECO Energy’s capital investment program.

Operating Results:

Segment Information (in millions)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30		Twelve Months Ended Sept. 30
Net Income (loss) Summary	2003	2002	2003	2002	2003	2002
Tampa Electric(1)	$53.3	$63.1	$83.8	$144.5	$111.1	$173.1
Peoples Gas System	2.9	3.1	19.6	17.3	26.5	23.2

Total regulated	56.2	66.2	103.4	161.8	137.6	196.3
TECO Power Services(1)(2)	(62.2)	23.4	(266.3)	32.7	(274.0)	32.4
TECO Transport(3)	2.6	4.7	12.4	15.8	17.6	21.8
TECO Coal(3)	18.4	21.7	64.9	58.8	82.6	77.2
Other Diversified Companies	—	(1.0)	(1.0)	3.6	2.2	5.2
Parent/other(4)	(34.2)	(4.4)	(60.0)	(15.8)	(80.4)	(19.2)

Total unregulated	(75.4)	44.4	(250.0)	95.1	(252.0)	117.4
Net income from continuing operations before cumulative effect of an accounting change	(19.2)	110.6	(146.6)	256.9	(114.4)	313.7
Discontinued Operations	37.4	8.3	66.7	23.1	84.6	31.2
Cumulative effect of an accounting change	(3.2)	—	(4.3)	—	(4.3)	—

Total net income (loss)	$15.0	$118.9	$(84.2)	$280.0	$(34.1)	$344.9

1)	Includes the effects of charges related to turbine purchase cancellations in the first quarter.
2)	Includes the effects of FAS 142 charges and TPGC joint venture termination costs.
3)	Excludes charges related to the adoption of FAS 143.
4)	Includes the effects of the interim tax benefit deferral/recognition.

Tampa Electric

Tampa Electric’s net income for the third quarter was $53.3 million, compared with $63.1 million for the same period in 2002 due primarily to lower earnings from the equity component of allowance for funds used during construction (AFUDC, which represents allowed equity cost capitalized to construction costs) and higher depreciation expense. The lower AFUDC was driven primarily by the Gannon / Bayside repowering project, for which AFUDC decreased to $3.9 million for the quarter, from $6.9 million for the same period in 2002, reflecting the commercial operation of Bayside Unit 1 in April 2003. Depreciation expense increased, reflecting $6 million pretax of accelerated depreciation on the Gannon coal assets scheduled for retirement at the end of 2003, the April in-service of Bayside Unit 1, and normal electric plant additions to support customer growth, partially offset by the retirement of the Hookers Point and Dinner Lake power stations. Interest expense increased due to higher long-term debt balances. Lower operations and maintenance expenses for the quarter reflected lower expenditures on generating units. Tampa Electric recorded a $1.3-million after-tax charge in the third quarter for costs associated with the corporate restructuring announced Sept. 2, 2003.

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Retail energy sales increased 3.9 percent in the quarter, reflecting an improved local economy, average customer growth of 2.5 percent, and increased per-customer usage, which more than offset milder weather and decreased sales to industrial phosphate customers. Cooling degree-days in the quarter were 5.5 percent lower than 2002 and 1.5 percent lower than normal.

Tampa Electric’s year-to-date net income, excluding the $48.9-million charge recorded in the first quarter related to turbine purchase cancellations, was $132.7 million, compared to $144.5 million in 2002. The equity component of AFUDC decreased to $15.7 million, from $16.9 million for the same period in 2002, reflecting the commercial operation of Bayside Unit 1 in April 2003. These results also reflect customer growth of 2.4 percent and 2.3 percent higher retail energy sales. Total heating and cooling degree-days were 4.9 percent above normal due to colder than normal winter weather, but 2.4 percent lower than 2002 due to mild summer weather in 2003. Depreciation expense increased and operations and maintenance expense decreased as a result of the factors discussed for the quarter. Results in 2002 also included a $3.2-million after-tax charge related to an early retirement program in the second quarter. Tampa Electric’s year-to-date net income, including the turbine purchase cancellation charge, was $83.8 million.

Peoples Gas

Peoples Gas System reported net income of $2.9 million for the quarter, compared with $3.1 million recorded in the same period in 2002. Quarterly results reflected customer growth of more than 5 percent, offset by a $1.1-million after-tax restructuring charge and lower volumes for the low-margin transportation service for interruptible customers and electric power generators due to higher gas prices. These customers are sensitive to the commodity price of gas, and many have the ability to switch to alternative fuels or to simply alter consumption patterns.

Year-to-date net income was $19.6 million, compared with $17.3 million for the same period in 2002. Customer growth of approximately 5 percent, favorable winter weather in the first quarter and a base rate increase effective in January 2003 contributed to these results. Volumes were lower for the lower-margin transportation service for interruptible customers and electric power generators primarily due to higher gas prices.

TECO Power Services

TECO Power Services’ (TPS) loss for the third quarter was $62.2 million, compared with net income of $23.4 million for the same period in 2002. Included in these results were continued strong earnings at the Guatemalan operations, offset by a $25.9-million after-tax charge associated with the recognition of a reserve for an arbitration award against TMDP, the indirect owner of the Commonwealth Chesapeake Power Station, significant losses from the Union and Gila River stations, both of which were in full commercial operation at the end of the quarter, and therefore incurred significant incremental depreciation and interest expense, the end of interest payments on the loan to Panda related to the TIE projects and the notes receivable from TECO—Panda Generating Company (TPGC). Third quarter results in 2002 included a $6.0-million after-tax benefit related to a settlement agreement with ERCOT and higher earnings from a reliability-must-run contract on the Frontera Station in Texas. Interest expense allocated to TPS was $18.5 million for the quarter, compared to $6.0 million in the third quarter of 2002. Interest expense also increased due to lower capitalized interest, including the recognition of interest expense on the suspended Dell and McAdams power stations.

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The third quarter loss for the Union and Gila River power stations was $26.1 million. Actual spark spreads from commercial operations realized for Union and Gila River were $8.75 / MWh and $16.58 / MWh, respectively. These actual spark spreads reflect the fact that the non-contract sales are being made in the lower-margin non-firm spot market rather than the firm market. The plants operated at capacity factors of 32 percent for Union and 40 percent for Gila River in the quarter. (The spark spread, a non-GAAP measure, reflects the relative profitability of converting natural gas into electricity, but does not include the cost of transmission service, gas transportation service and other services. The capacity factor is a relative indication of actual generation compared to a theoretical maximum sustainable generation.) There was significant performance and warranty testing required at the Union Station through July and at the Gila River Station through August, which reduced the amount of energy available for commercial sale.

TPS’ year-to-date loss, excluding the third quarter $25.9-million after-tax charge associated with the recognition of a reserve for an arbitration award against TMDP, the $155.9 million of charges recorded in the second quarter related to the Panda partnership termination and resulting consolidation of Panda Energy’s interest in the Union and Gila River power stations and the goodwill impairments required under FAS 142, Goodwill and Other Intangible Assets, for the Frontera and Commonwealth Chesapeake power stations, and the $15.3-million charge recorded in the first quarter related to turbine purchase cancellations was $69.2 million, compared with net income of $32.7 million for the same period in 2002. The year-to-date loss at TPS, including all charges, was $266.3 million.

TECO Transport

TECO Transport recorded net income of $2.6 million in the third quarter compared with $4.7 million for the same period last year. These results reflect lower Tampa Electric volumes as a result of the Bayside repowering, as well as higher fuel and repair costs.

Year-to-date net income was $12.4 million, excluding a $0.8-million after-tax charge due to the adoption of FAS 143, compared to $15.8 million for the same period in 2002. Year-to-date results were driven by the same factors as in the third quarter, weak pricing and lower northbound river shipments, and a $1.5-million after-tax gain on the disposition of oceangoing equipment no longer used by the TECO Ocean Shipping subsidiary.

TECO Coal

TECO Coal achieved third quarter net income of $18.4 million, compared to $21.7 million reported in the same period in 2002. Results for the quarter were driven primarily by lower volumes and lower prices for conventional metallurgical and steam coals, which were partially offset by higher volumes of synthetic fuel. These results also reflect the effect of the sale of the 49 percent interest in the synfuel facilities to a third party.

Year-to-date net income was $64.9 million excluding a $0.3-million after-tax charge due to the adoption of FAS 143, compared with $58.8 million reported in 2002. Results were driven primarily by lower volumes and prices for conventional metallurgical and steam coals and slightly higher mining costs due to the use of marginal coals for the production of synfuel, more than offset by higher volumes of synthetic fuel and the sale of a 49 percent interest in the synfuel production facilities.

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For segment reporting, the deferral of tax credits discussed under Non-operating Items Affecting Net Income is reported in the “Parent/other” line item for the quarter and year-to-date results.

Other Unregulated Companies

TECO Energy’s other unregulated companies essentially broke even for the third quarter, compared to a loss of $1.0 million for the same period in 2002. The year-to-date loss was $1.0 million, compared with net income of $3.6 million for the same period in 2002.

Discontinued Operations

Year-to-date discontinued operations of $66.7 million reflect the $34.5-million after-tax gain on the Hardee sale and a $22.7-million after-tax gain on the final installment of the TECO Coalbed Methane sale in January 2003.

Liquidity

TECO Energy consolidated cash and cash equivalents, excluding all restricted cash, totaled $409.2 million at Sept. 30, 2003, reflecting a net increase of $141.2 million in the third quarter, and a $1.9 million decrease for the year-to-date period. The third quarter increase was driven primarily by the issuance of common stock and changes in working capital accounts at TPGC, which more than offset dividend payments of $33.6 million and capital expenditures of $149.8 million. The year-to-date results reflect the repayment of the $375 million equity bridge loan at TPS in the second quarter; repayment of $75 million of first mortgage bonds at Tampa Electric and a $25 million capital lease at TECO Transport; and dividend payments of $129.5 million; partially offset by the $129 million equity issuance, the $300 million of notes issued at TECO Energy and $250 million of notes issued at Tampa Electric. Restricted cash of $113.8 million is related to proceeds from the sale of interest in the synthetic coal production facilities and cash trapped by the Union and Gila River construction accounts. Cash at the end of the quarter does not include the proceeds from the sale of Hardee Power Partners due to the timing of the receipt of the cash in October.

In addition, at Sept. 30, 2003, availability under bank credit facilities totaled $674 million net of letters of credit of $116 million outstanding under these facilities. Therefore, total liquidity, cash plus credit facilities, totaled $1.1 billion, including $347 million at Tampa Electric, at the end of the third quarter.

TECO Suspension Agreement

TECO Energy and the Union and Gila River project companies have entered into a Suspension Agreement with the lending group for the Union and Gila River projects to suspend until January 31, 2004 the quarterly calculation of the 3.0 times EBITDA to interest coverage ratio covenant in the TECO Energy Construction Undertakings for the performance by the construction contractor for those projects and other project-related TECO Energy guarantee agreements. The Suspension Agreement contemplates

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discussions among TECO Energy, the Union and Gila River project companies and the lending group to reach an understanding regarding the projects’ operating budgets and performance before expiration of the suspension period on February 1, 2004 at which time the September 30 and December 31, 2003 quarterly calculations would be made. In the absence of an understanding, the lenders could seek to accelerate the non-recourse project debt starting as early as February 1, 2004 for non-compliance with the EBITDA to interest covenant requirements for the quarters ended September 30 or December 31, 2003, and thus the consolidated $1.395 billion non-recourse debt is now reflected as current. TECO Energy and the project companies would be entitled to assert their rights under the Construction Undertakings at that time. (TECO Energy has provided additional information regarding this matter in a Current Report on Form 8-K filed today.)

Additional financial information related to the company’s results through September 30, 2003, including unaudited financial statements, segment information, and electric and gas volumes, is available at the Investor Relations section of TECO Energy’s web site at www.tecoenergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could impact actual results include the company’s ability to successfully rationalize its merchant generation portfolio or otherwise insulate itself from the impact of these plants. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2002 and under “Risk Factors” in the company’s prospectus supplement filed with the Securities and Exchange Commission on September 11, 2003.

Contact:	News Media: Laura Plumb—(813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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Summary Information (as of Sept. 30, 2003)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	2003	2002	2003	2002	2003	2002
(millions except per share amounts)
Revenues	$940.7	$725.6	$2,322.1	$1,994.4	$2,971.4	$2,560.2

Net income (loss)from continuing operations	(19.2)	110.6	(146.6)	256.9	(114.4)	313.7
Net income from discontinued operations	37.4	8.3	66.7	23.1	84.6	31.2

Total net income (loss) before cumulative effect of change in accounting principle	18.2	118.9	(79.9)	280.0	(29.8)	344.9
Cumulative effect of change in accounting principle	(3.2)	—	(4.3)	—	(4.3)	—

Net income	$15.0	$118.9	$(84.2)	$280.0	$(34.1)	$344.9

Earnings (loss) per share from continuing operations— basic	$(0.11)	$0.71	$(0.83)	$1.75	$(0.65)	$2.17
Earnings per share from discontinued operations— basic	$0.21	0.05	0.38	0.16	0.48	0.21
Earnings (loss) per share from cumulative effect of change in accounting principle — basic	$(0.02)	—	$(0.02)	—	$(0.02)	—

Total earnings (loss) per share—basic	$0.08	$0.76	$(0.47)	$1.91	$(0.19)	$2.38

Total earnings (loss) per share – basic	$0.08	$0.76	$(0.47)	$1.91	$(0.19)	$2.38
Total earnings (loss) per share – diluted	$0.08	$0.76	$(0.47)	$1.91	$(0.19)	$2.38
Average common shares outstanding – basic	179.5	156.1	177.5	146.4	175.6	144.6
Average common shares outstanding – diluted	179.8	156.1	177.8	146.7	176.0	144.9